Exhibit (a)(14)
THIRTEENTH AMENDMENT DATED MARCH 15, 2012
TO JANUS ASPEN SERIES’
AMENDED AND RESTATED TRUST INSTRUMENT
DATED MARCH 18, 2003
AND AMENDED DECEMBER 29, 2005
Pursuant to authority granted by the Trustees, Schedule A of the Amended and Restated Trust Instrument, as amended, is further amended effective May 1, 2012, as follows, to reflect the removal of Service II Shares.
SCHEDULE A

Series of the Trust	Available Classes
Balanced Portfolio	Institutional Shares Service Shares

Enterprise Portfolio	Institutional Shares Service Shares

Flexible Bond Portfolio	Institutional Shares Service Shares

Forty Portfolio	Institutional Shares Service Shares

Global Technology Portfolio	Institutional Shares Service Shares

Overseas Portfolio	Institutional Shares Service Shares

Janus Portfolio	Institutional Shares Service Shares

Janus Aspen Perkins Mid Cap Value Portfolio	Institutional Shares Service Shares

Janus Aspen Protected Series – Growth	Institutional Shares Service Shares

Moderate Allocation Portfolio	Institutional Shares Service Shares

Worldwide Portfolio	Institutional Shares Service Shares
[SEAL]